                           INVESTBIO OPPORTUNITY TRUST

                                DISTRIBUTION PLAN

         WHEREAS, The Board of Trustees of the InvestBio Opportunity Trust (the "Trust"), including the Independent Trustees (as defined herein), have concluded in the exercise of reasonable business judgment and in light of their fiduciary duties under the Investment Company Act of 1940, as amended (the "Act"), that there is a reasonable likelihood that this plan (the "Plan") will benefit the InvestBio Opportunity Fund (the "Fund"), a series of the Trust, and its shareholders;

         NOW, THEREFORE, in consideration of the foregoing, this Plan is hereby adopted as follows:

         SECTION 1. As compensation for the services provided to shareholders of the Fund, the distributor, InvestPrivate, Inc. (the "Distributor"), of the Fund's shares shall be paid an annual distribution and/or service fee of 0.25% of the average daily net assets (the "12b-1 Fee") of the Fund's shares. Such fee shall be calculated and accrued daily and paid monthly or at such other intervals as the Board of Trustees of the Trust shall determine. Some or all of such 12b-1 Fee may be paid to the Distributor in accordance with a Distribution Agreement with the Distributor. Subject to the provisions of Section 9 hereof, the 12b-1 Fee shall be approved from time to time by: (a) a majority of the Board of Trustees of the Trust and (b) a majority of the Trustees who (i) are not "interested persons" of the Trust, as defined in the Act, and (ii) have no direct or indirect financial interest in the operation of the Plan or any agreements related thereto ("Independent Trustees"), and may be paid in respect of services rendered.

         SECTION 2. The Distributor may spend such amount as it deems appropriate on any activities or expenses primarily intended to result in the sale of shares of the Fund or the servicing and maintenance of shareholder accounts, including but not limited to the following:

         (a) compensation to and expenses, including overhead and telephone expenses, of employees of the Distributor that engage in the distribution of the shares or such other underwriters, dealers, brokers, banks and other selling or servicing entities and sales, marketing and servicing personnel of any of them which have entered into agreements with the Distributor for the marketing and sale of shares or the provision of shareholder services;

         (b) printing of prospectuses and statements of additional information for other than existing shareholders;

         (c) compensation to financial intermediaries and broker-dealers to pay or reimburse them for their services or expenses in connection with investing indirectly in shares;

         (d) expenses relating to the development, preparation, printing, and mailing of Fund advertisements, sales literature, and other promotional materials describing and/or relating to the Fund;

         (e) expenses of holding seminars and sales meetings designed to promote the distribution of the shares of the Fund;

         (f) expenses of obtaining information and providing explanations regarding the Fund's investment objectives and policies and other information about the Trust and the Fund, including the performance of the Fund;

         (g)      expenses of training sales personnel regarding the Fund;

         (h) expenses of compensating sales personnel in connection with the allocation of cash values and to the Trust; and

         (i) expenses of personal services and/or maintenance with respect to shares attributable to such accounts.

         SECTION 3. This Plan shall not be construed to prohibit or limit additional compensation derived from sales charges or other sources that may be paid to the Distributor pursuant to the aforementioned Distribution Agreement.

         SECTION 4. This Plan shall not take effect until it has been approved, together with any related agreements, by vote of the majority (or whatever greater percentage may, from time to time, be required by Section 12(b) of the Act or the rules and regulations thereunder) of both (a) the Trustees of the Trust, and (b) the Independent Trustees of the Trust, cast in person at a meeting called for the purpose of voting on this Plan or such agreement. Approval of the Plan in this manner, with respect to the Fund, PRIOR to the initial public offering of shares of the Fund shall be deemed to have been approved by the Fund's outstanding voting securities.

         SECTION 5. This Plan shall continue in effect for a period of more than one year after it takes effect only for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in Section 4 hereof.

         SECTION 6. Any person authorized to direct the disposition of monies paid or payable by the shares of the Trust pursuant to this Plan or any related agreements shall provide to the Board of Trustees of the Trust, and the Trustees shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made. Such person shall submit information regarding amounts expended for "service activities" and "distribution activities," as defined in the paragraph below, to the Board of Trustees of the Trust in support of the 12b-1 Fee payable hereunder.

         For purposes of this Plan, "distribution activities" shall mean any activities in connection with the Distributor's performance of its obligations under the Distribution Agreement that are not deemed "service activities." As used herein, "distribution activities" also includes sub-accounting or recordkeeping services provided by an entity if the entity is compensated, directly or indirectly, by the Fund or the Distributor for such services. Such entity may also be paid a service fee if it provides appropriate services. Nothing in the foregoing is intended to or shall cause there to be any implication that compensation for such services must be made only pursuant to a plan of distribution under Rule 12b-1. "Service activities" shall mean activities covered by the definition of "service fee" contained in the Conduct Rules of the National Association of Securities Dealers. Overhead and other expenses of the Distributor related to its "distribution activities" or "service activities," including telephone and other communications expenses, may be included in the information regarding amounts expended for such distribution or service activities, respectively.

         SECTION 7. This Plan may be terminated at any time with respect to the shares of the Fund by vote of a majority of the Independent Trustees, or by vote of a majority of the outstanding voting securities of the Fund.

         SECTION 8. While this Plan is in effect, the selection and nomination of Independent Trustees of the Trust shall be committed to the discretion of the Independent Trustees then in office.

         SECTION 9. All agreements with any person relating to implementation of this Plan with respect to the shares of the Fund shall be in writing, and any agreement related to this Plan with respect to the shares of the Fund shall provide:

         (a) That such agreement may be terminated at any time, without payment of any penalty; by vote of a majority of the Independent Trustees or by vote of a majority of the outstanding voting securities representing the shares of the Fund, on not more than 60 days' written notice to any other party to the agreement; and

         (b) That such agreement shall terminate automatically in the event of its assignment.

         SECTION 10. This Plan may not be amended to materially increase the amount of 12b-1 Fees permitted pursuant to Section 1 hereof with respect to the Fund until it has been approved by a vote of at least a majority of the outstanding voting securities representing the shares of the Fund. This Plan shall be deemed to have been effectively approved with respect to the shares of the Fund if a majority of the outstanding voting securities representing the shares of the Fund votes for the approval of this Plan. In addition, all material amendments to this Plan shall be approved in the manner provided for approval of this Plan in Section 4 hereof.

         SECTION 11. As used in this Plan, the terms "assignment," "interested person," and "majority of the outstanding voting securities" shall have the respective meanings specified in the Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

         The Board members of the Trust and the shareholders of the Fund shall not be liable for any obligations of the Trust, and the Distributor or any other person asserting any rights under this Plan, shall look only to the assets and property of the Trust or the Fund in settlement of such right or claim, and not to such Board members or shareholders.

Adopted as of June 25, 2002.


                                       3